Exhibit 99.1

                 Acres Gaming Reports Financial Results for the
                    Fourth Quarter and Fiscal Year-End 2003

LAS VEGAS, Aug. 26 /PRNewswire-FirstCall/ -- Acres Gaming Incorporated (Nasdaq:
AGAM), the leader in Bonusing(TM) technology for the gaming industry, today announced financial results for its fourth quarter and fiscal year ended June 30, 2003.

Net income for the quarter was $7.1 million, or $0.64 per diluted share, compared to net income of $3.0 million, or $.29 per diluted share in the same quarter of fiscal 2002. Net income for the fiscal year ended June 30, 2003 totaled $17.1 million, or $1.59 per diluted share, compared to net income of $3.9 million, or $.38 per diluted share for the prior fiscal year.

Revenues for the quarter ended June 30, 2003 were $20.0 million, compared to $9.3 million in the same quarter of fiscal 2002. Revenues for the fiscal year ended June 30, 2003 were $47.1 million, compared to $26.4 million in the prior fiscal year. Revenue included patent licenses fees of $8.6 million in the quarter- and $8.7 million in the year-ended June 30, 2003, compared to $36,000 in the quarter- and $1.3 million in the year-ended June 30, 2002.

Gross profit margin was 82 percent in the fourth quarter versus 66 percent in the same quarter of fiscal 2002. For the fiscal year ended June 30, 2003, gross profit margin was 73.3 percent versus 58.1 percent for fiscal 2002. Gross profit margin excluding patent licenses fees was 68.3 percent in the quarter and 67.2 percent in the year ended June 30, 2003, compared to 66.1 percent in the quarter and 55.9 percent in the year ended June 30, 2002. The increase in gross profit margin was primarily attributable to software sales and patent license fees which carry a higher gross profit margin than hardware sales and which made up a greater percentage of revenue in the quarter and year-ended June 30, 2003 than in the fourth quarter and year-ended June 30, 2002.

Net operating expenses were $4.9 million in the quarter and $16.5 million in the year ended June 30, 2003, compared to $2.9 million in the quarter and $11.4 million in the year ended June 30, 2002. R & D expenses for the fourth quarter of fiscal 2003 were 45% higher than the same quarter of fiscal 2002, and Sales and Marketing expenses for the fourth quarter of fiscal 2003 were 47% higher than those for the same quarter of fiscal 2002. General and administrative expenses for the fourth quarter of fiscal 2003 increased $1.3 million due primarily to higher legal and other professional expenses of $595,000, higher salary and benefit expenses of $110,000, bonus accruals of $211,000 and an increase in the provision for doubtful accounts of $289,000.

At June 30, 2003, Acres had $24.1 million in cash and equivalents, compared to $7.3 million at June 30, 2002. During the fourth quarter of fiscal 2003, Acres paid the outstanding principal balance of its note payable due to International Game Technology (IGT), and the holders of Acres 6% convertible subordinated debentures converted the remaining principal balance of the debentures into shares of Acres common stock. Accordingly, Acres had no short- or long-term debt outstanding at June 30, 2003.

Acres' order backlog at June 30, 2003 was $19.0 million, including deferred revenue of $6.0 million, compared to $20.0 million, including deferred revenue of $4.4 million, at June 30, 2002. Backlog, however, may not be a meaningful indicator of future revenues. Acres' revenues fluctuate significantly based on the timing of the delivery of any large order.

On June 29, 2003, IGT and Acres executed a definitive agreement pursuant to which Acres will merge with a subsidiary of IGT. Under the terms of the agreement, IGT will pay $11.50 per share in an all cash transaction, representing an aggregate purchase price of approximately $130 million on a fully diluted share basis. The merger is subject to the approval of Acres' stockholders, various regulatory approvals and other conditions. The companies anticipate that the transaction will be completed in the fourth calendar quarter of 2003. Acres' Board of Directors has set September 12, 2003, as the date for a special meeting of its stockholders to vote on the merger.

Information about Acres

Acres is a software development company serving the worldwide gaming industry. Acres provides bonusing and cashless gaming products as well as a full suite of integrated casino management systems via its Acres Bonusing(TM), Acres Cashless, and Acres Advantage(TM) product lines. Acres' patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment. Acres' products provide the tools that increase player enjoyment and satisfaction while improving operational efficiency and property profitability. Detailed descriptions of the promotions made available by Acres Bonusing as well as other products offered by Acres, are available at the company's Web site, http://www.acresgaming.com. Acres was founded in 1992 and has offices in Las Vegas, Nevada and Corvallis, Oregon.

Additional Information

In connection with the merger, Acres filed a proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the proxy statement carefully and in its entirety, together with all other relevant documents filed by Acres with the SEC, because such documents contain important information. You may obtain these documents free of charge at the web site maintained by the SEC at http://www.sec.gov. In addition, you can obtain documents filed by Acres with the SEC free of charge by requesting them in writing from Acres Gaming Incorporated, Investor Relations, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, Phone: (702) 263-7588, Fax: (702) 263-7595.

All statements in this press release that are not historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and other applicable securities laws. Forward-looking statements relating to expected revenue, order backlogs (which may not be a meaningful indicator of future revenues), gross margins, earnings projections and the completion of the merger involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from those indicated in the forward-looking statements include: delays in the development or regulatory approval of products; delays or changes in installation schedules by Acres or its customers; changes in laws or the administration of laws affecting gaming; the expense and unpredictability of litigation; failure to obtain the approval of Acres' stockholders for the merger; failure to obtain regulatory approvals for the merger, including gaming regulatory approvals in various jurisdictions; failure to satisfy the conditions to closing of the merger; and other factors detailed from time to time in Acres' reports filed with the Securities and Exchange Commission, including Acres' Form 10-K for the year ended June 30, 2002. Actual results may differ materially from the forward-looking statements.

                            ACRES GAMING INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                             Three months ended             Year ended
                             ------------------         ------------------
                                  June 30,                   June 30,
                             2003          2002         2003          2002
                             ----          ----         ----          ----
                                 (in thousands except per share data)

    NET REVENUES:
      Systems and
       services            $11,409        $9,298      $38,360       $25,096
      Patent licenses        8,623            36        8,699         1,308
                           -------        ------      -------       -------
        Total net
         revenues           20,032         9,334       47,059        26,404

    COST OF REVENUES         3,613         3,171       12,567        11,059
                           -------        ------      -------       -------
    GROSS PROFIT            16,419         6,163       34,492        15,345
                           -------        ------      -------       -------
    OPERATING EXPENSES:
      Research and
       development           1,829         1,263        6,852         5,700
      Selling, general
       and administrative    3,094         1,599        9,628         5,654
                           -------        ------      -------       -------
        Total operating
         expenses            4,923         2,862       16,480        11,354
                           -------        ------      -------       -------

    INCOME FROM OPERATIONS  11,496         3,301       18,012         3,991

    OTHER EXPENSE             (390)         (283)      (1,074)          (86)
                           -------        ------      -------       -------
    INCOME BEFORE
     INCOME TAXES           11,106         3,018       16,938         3,905

    INCOME TAX BENEFIT
     (EXPENSE)              (3,979)           --          199            --
                           -------        ------      -------       -------
    NET INCOME              $7,127        $3,018      $17,137        $3,905
                            ======        ======      =======        ======

    NET INCOME PER SHARE
     - BASIC                  $.72          $.33        $1.79          $.43
                            ======        ======      =======        ======
    NET INCOME PER SHARE
     - DILUTED                $.64          $.29        $1.59          $.38
                            ======        ======      =======        ======


                            ACRES GAMING INCORPORATED
                           CONSOLIDATED BALANCE SHEETS


                     ASSETS
                                                    June 30,        June 30,
                                                      2003            2002
                                                      ----            ----

    CURRENT ASSETS:
      Cash and cash equivalents                      $24,067         $7,312
      Receivables                                      9,556          7,582
      Inventories                                      4,072          3,985
      Deferred income taxes                            2,909             --
      Prepaid expenses                                 1,154            439
                                                     -------         ------
        Total current assets                          41,758         19,318

    PROPERTY AND EQUIPMENT, NET                          708            768
    DEFERRED INCOME TAXES                                649             --
    OTHER ASSETS, NET                                    162            786
                                                     -------         ------
    TOTAL ASSETS                                     $43,277        $20,872
                                                     =======        =======

           LIABILITIES AND STOCKHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Accounts payable                                $1,926         $2,277
      Accrued expenses                                 1,890            908
      Income taxes payable                             2,302             --
      Deferred revenue                                 5,956          4,375
      Convertible subordinated debentures, current        --          3,600
      Note payable, current                               --            100
                                                     -------         ------
        Total current liabilities                     12,074         11,260

    Convertible subordinated debentures,
     net of current portion
     and discount                                         --            677
    Note payable, net of current portion                  --            369
                                                     -------         ------
        Total liabilities                             12,074         12,306

    STOCKHOLDERS' EQUITY                              31,203          8,566
                                                     -------         ------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $43,277        $20,872
                                                     =======        =======